Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2026

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2026 Operating Results

DALLAS, TEXAS, July 29, 2026 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $123.5 million for the quarter ended June 30, 2026. In comparison, for the quarters ended March 31, 2026 and June 30, 2025, the Bank reported net income of $121.9 million and $149.0 million, respectively. For the six months ended June 30, 2026, the Bank reported net income of $245.4 million, as compared to $299.6 million for the six months ended June 30, 2025.

Total assets at June 30, 2026 were $107.8 billion, compared with $97.1 billion at March 31, 2026 and $108.5 billion at December 31, 2025. Average total assets decreased from $114.3 billion and $114.3 billion for the quarter and six months ended June 30, 2025 to $101.9 billion and $103.5 billion for the corresponding periods in 2026. The $10.7 billion increase in total assets during the second quarter of 2026 was primarily attributable to increases in the Bank's short-term liquidity holdings ($8.6 billion), advances ($3.2 billion) and mortgage loans held for portfolio ($0.2 billion), partially offset by a decrease in the Bank's long-term investments ($1.2 billion). The $0.7 billion decrease in total assets during the six months ended June 30, 2026 was primarily attributable to decreases in the Bank's advances ($3.4 billion) and long-term investments ($1.6 billion), partially offset by increases in the Bank's short-term liquidity holdings ($4.1 billion) and mortgage loans held for portfolio ($0.3 billion).

Advances totaled $47.4 billion at June 30, 2026, compared with $44.2 billion at March 31, 2026 and $50.8 billion at December 31, 2025. The Bank's mortgage loans held for portfolio totaled $6.9 billion at June 30, 2026, as compared to $6.7 billion at March 31, 2026 and $6.6 billion at December 31, 2025.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $0.9 billion at June 30, 2026, as compared to $1.0 billion at both March 31, 2026 and December 31, 2025. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised of U.S. agency debentures and U.S. agency commercial MBS, totaled $17.8 billion at June 30, 2026, as compared to $18.9 billion at March 31, 2026 and $19.3 billion at December 31, 2025.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2026, March 31, 2026 and December 31, 2025, the Bank's short-term liquidity holdings totaled $34.4 billion, $25.8 billion and $30.3 billion, respectively.

The Bank's retained earnings increased to $3.396 billion at June 30, 2026 from $3.307 billion at March 31, 2026 and $3.227 billion at December 31, 2025. On June 24, 2026, a dividend of $34.4 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2026 (and, for comparative purposes, as of March 31, 2026 and December 31, 2025, and for the quarters ended March 31, 2026 and June 30, 2025 and the six months ended June 30, 2025) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2026 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 780 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2026
(Unaudited, in thousands)

	June 30, 2026	March 31, 2026	December 31, 2025
Selected Statement of Condition Data:

Assets
Investments (1)	$53,023,732	$45,709,491	$50,656,003
Advances	47,410,991	44,215,047	50,820,106
Mortgage loans held for portfolio, net	6,909,890	6,725,287	6,555,131
Cash and other assets	423,857	422,239	480,775
Total assets	$107,768,470	$97,072,064	$108,512,015

Liabilities
Consolidated obligations
Discount notes	$40,033,146	$27,317,808	$40,185,289
Bonds	55,899,046	60,190,861	57,885,556
Total consolidated obligations	95,932,192	87,508,669	98,070,845
Mandatorily redeemable capital stock	85,231	101,662	7,967
Other liabilities	4,955,533	3,196,325	3,663,332
Total liabilities	100,972,956	90,806,656	101,742,144
Capital
Capital stock — putable	3,132,498	2,752,740	3,338,359
Retained earnings	3,396,340	3,307,256	3,227,044
Total accumulated other comprehensive income	266,676	205,412	204,468
Total capital	6,795,514	6,265,408	6,769,871
Total liabilities and capital	$107,768,470	$97,072,064	$108,512,015

Total regulatory capital (2)	$6,614,069	$6,161,658	$6,573,370

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Selected Statement of Income Data:
Net interest income (3)	$169,373	$171,063	$194,080	$340,436	$381,780
Other income	9,095	1,769	13,817	10,864	28,520
Other expense
Operating expense	31,663	29,844	28,811	61,507	56,842
Voluntary grants, subsidies, donations and AHP contributions	5,415	3,693	8,785	9,108	10,919
Other	4,019	3,735	4,741	7,754	9,605
AHP assessment	13,870	13,683	16,564	27,553	33,314
Net income	$123,501	$121,877	$148,996	$245,378	$299,620

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of June 30, 2026, March 31, 2026 and December 31, 2025, total regulatory capital represented 6.14 percent, 6.35 percent and 6.06 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for credit losses.

###